Exhibit 99.1

Valhi, Inc. and Subsidiaries
Index to Unaudited Pro Forma Condensed Consolidated Financial Statements

Page

Unaudited Pro Forma Condensed Consolidated Balance Sheet -
December 31, 2006		F-2

Notes to Unaudited Pro Forma Condensed Consolidated		F-3
Balance Sheet

Unaudited Pro Forma Condensed Consolidated Statement of Income -
Year ended December 31, 2006		F-4

Notes to Unaudited Pro Forma Condensed Consolidated Statement
of Income		F-5

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical consolidated financial statements. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of our consolidated financial position or results of operations as they may be in the future.

F - 1

		Valhi, Inc. and Subsidiaries
		Pro Forma Condensed Consolidated Balance Sheet
		December 31, 2006
		(In thousands)
		(Unaudited)

		Pro forma adjustments
	Historical	I	II	III	IV	V	Pro forma

Cash and equivalents	$189,153	$ -	$ -	$ -	$ -	$ -	$189,153

Other current assets	590,204	-	-	-	-	-	590,204

Investment in TIMET	264,302	(264,302)	10,470	55,924	-	-	66,394

Other assets	1,761,067	-	-	-	-	-	1,761,067

	$2,804,726	($264,302)	$10,470	$55,924	$ -	$ -	$2,606,818

Taxes payable to affiliate	$ -	$ -	$ -	$ -	$521,600	($521,600)	$0

Other current liabilities	253,262	-	-	-	-	-	253,262

Noncurrent deferred income taxes	479,161	(48,345)	-	-	20,200		451,016

Other noncurrent liabilities	1,081,828	-	-	-	-	-	1,081,828

Minority interest	123,696	-	-	-	-	-	123,696

Stockholders equity:
Preferred stock	-	-	-	-	-	521,600	521,600
Common stock at par value	1,189	-	-	-	-	-	1,189
Additional paid-in capital	107,444	-	-	-	-	-	107,444
Retained earnings	839,188	(221,982)	10,470	-	(522,227)	-	105,449
Accumulated other comprehensive
income (loss)	(43,100)	6,025	-	55,924	(19,573)	-	(724)
Treasury stock	(37,942)	-	-	-	-	-	(37,942)

Total stockholders' equity	866,779	(215,957)	10,470	55,924	(541,800)	521,600	697,016

	$2,804,726	($264,302)	$10,470	$55,924	$0	$0	$2,606,818

				F-2

Valhi, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

Note 1 - Basis of presentation:

We have prepared the Unaudited Pro Forma Condensed Consolidated Balance Sheet
assumming the following transactions, more fully described elsewhere in this Current Report on Form 8-K, had occurred on December 31, 2006:

*	Our distribution of shares of TIMET common stock to our
stockholders in a pro-rata distribution.

*	Our issuance to Contran of 5,000 shares of Valhi 6% Series A
Preferred Stock in exchange for the satisfaction of our income tax liability generated from the distribution of TIMET shares.

Note 2 - Pro forma adjustments:

I -	Reflect our distribution of shares of TIMET common stock
to our stockholders in a pro-rata distribution. We will
account for this distribution by reducing our equity for the carrying value of our shares of TIMET common stock, net
of applicable deferred income taxes, that we distribute to
our stockholders. We will also reverse the accumulated
amount of other comprehensive income items we have
recognized with respect to our investment in TIMET, net of
applicable deferred income taxes.

II -	As discussed in our Annual Report on Form 10-K for the
year ended December 31, 2006, NL Industries, Inc., one
of our majority-owned subsidiaries, owns shares of our common stock. Under Delaware corporation law, NL receives dividends on these shares. Therefore, NL will receive a portion of the
TIMET shares we will distribute to our stockholders. The
TIMET shares we distribute to NL will initially be reflected in our Consolidated Balance Sheet at our carryover basis.
This pro forma adjustment reinstates the carrying value of the TIMET shares that will be distributed to NL at our carryover basis.
However, since we expect that following the distribution NL will only own approximately 1% of the total number of TIMET common
shares outstanding, following the distribution we and NL will account for these TIMET shares as an available-for-sale
marketable security carried at fair value. See pro forma adjustment III.

III -	Increase the carrying value of the TIMET shares that will be distributed to NL to their aggregate fair market value, based on the December
31, 2006 quoted market price for TIMET common stock of $29.51 per share.

IV -	Recognize the current income tax liability that will be generated from our distribution of the TIMET shares. At December 31, 2006, Valhi had a net operating loss carryforward for U.S. federal income tax purposes (approximately $20.2 million tax effected), and the amount of the current income tax liability that will be generated from the distribution will be reduced by the amount of such carryforward. The amount of the current income tax liability as presented herein is based on the December 31, 2006 quoted market price for TIMET common stock.
The actual current income tax liability that will be generated will be based on the quoted market price of TIMET common stock on the actual date of distribution.

V -	Record the settlement of the current income tax liablity generated from the distribution of the shares of TIMET common stock through our issuance to Contran of 5,000 shares of Valhi 6% Series A preferred stock.

F-3

	Valhi, Inc. and Subsidiaries
	Pro Forma Condensed Consolidated Statement of Income
	Year ended December 31, 2006
	(In thousands)
	(Unaudited)

		Pro forma adjustments
	Historical	I	II	Pro forma
Revenues and other income:
Net sales	$1,481,363	$-	$-	$1,481,363
Other, net	89,971	-	-	89,971
Equity in earnings of:
TIMET	101,157	(101,157)	-	-
Other	3,751	-	-	3,751

Total revenues and other income	1,676,242	(101,157)	-	1,575,085

Costs and expenses:
Cost of sales	1,139,439	-	-	1,139,439
Selling, general and administrative	229,417	-	-	229,417
Loss on prepayment of debt	22,311	-	-	22,311
Interest	67,607	-	-	67,607

Total costs and expenses	1,458,774	-	-	1,458,774

Income before income taxes	217,468	(101,157)	-	116,311

Provision for income taxes	63,835	(35,405)	-	28,430

Minority interest in after-tax earnings	11,951	-	-	11,951

Net income	141,682	(65,752)	-	75,930

Preferred stock dividends	-	-	31,296	31,296

Net income available to
common stockholders	$141,682	($65,752)	($31,296)	$44,634

Weighted average shares of
common stock outstanding	116,110			116,110

Basic earnings per share	$1.22			$0.38

F-4

Valhi, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(Unaudited)

Note 1 - Basis of presentation:

We have prepared the Unaudited Pro Forma Condensed Consolidated Statement of Income
assumming the following transactions, more fully described elsewhere in this Current Report on Form 8-K, had occurred as of January 1, 2006:

*	Our distribution of shares of TIMET common stock to our
stockholders in a pro-rata distribution.

*	Our issuance to Contran of 5,000 shares of Valhi 6% Series A
Preferred Stock in exchange for the satisfaction of our income tax liability generated from the distribution of TIMET shares.

Note 2 - Pro forma adjustments:

I -	Reflect the elimimation of our equity in earnings of TIMET,
net of applicable deferred income taxes.

II -	Reflect the cumulative dividends on the 5,000 shares of
Valhi 6% Series A Preferred Stock assumed to be issued
with an aggregate liquidation value of $521.6 million.

F-5